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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF
                                     1934.

                      Date of Report   March 7, 2002

                         SBA COMMUNICATIONS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)



            Florida                        000-30110              65-0716501
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 (State or other jurisdiction of     Commission File Number    (I.R.S. Employer
  incorporation or organization)                             Identification No.)



 5900 Broken Sound Boulevard NW                                    33487
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 (Address of principal executive                                 (Zip code)
 offices)

                                 (561) 995-7670
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              (Registrant's telephone number, including area code)

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Item 5            Other Information

                  SBA Communications Corporation ("SBA" or the "Company") announced significant increases in revenues and EBITDA for the three months ended December 31, 2001, over the same period in 2000. Total revenues, site development revenue, site leasing revenue and EBITDA for the three months ended December 31, 2001 were all quarterly record amounts.

                  For the three months ended December 31, 2001, total revenues increased 29.1% to $69.2 million from the fourth quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $30.3 million for the quarter, an 84.0% increase over the fourth quarter of 2000. Site development revenue for the quarter increased 4.7% to $38.9 million from the fourth quarter of 2000. Earnings before interest, taxes, depreciation, amortization and non-cash compensation charges ("EBITDA") for the quarter were $18.9 million, an 82.8% increase over the fourth quarter of 2000. Loss per share was $(.62) for the three months ended December 31, 2001 compared to $(.12) in the 2000 period. In the fourth quarter the Company built 143 towers and acquired 127 towers, ending the year with 3,734 towers in our portfolio. Based on tenant leases executed as of December 31, 2001, same tower revenue and cash flow growth for the trailing twelve months on the 2,390 towers owned as of December 31, 2000 was 24% and 29%, respectively.

Item 7            Financial Statements and Exhibits

                  99.1     Press release dated February 27, 2002




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 7, 2002                                           /s/  John F. Fiedor
                                                        -------------------
                                                        John F. Fiedor
                                                        Chief Accounting Officer